Exhibit 3.1

FIRST AMENDMENT

TO THE

AMENDED AND RESTATED BYLAWS

OF

BREEZE-EASTERN CORPORATION

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BYLAWS OF BREEZE-EASTERN CORPORATION (the “Corporation”) is made this 1st day of February, 2012 pursuant to the power vested in the Board of Directors (the “Directors”) of the Corporation by Article III of the Corporation’s Amended and Restated Bylaws (the “Bylaws”).

The Bylaws of Breeze-Eastern Corporation are hereby amended as follows:

1. Article III, “Directors”, Section 3.02, is hereby deleted in its entirety and the following new Section 3.02 is substituted:

SECTION 3.02 NUMBER AND TERM OF OFFICE. The authorized number of directors of the Corporation shall be seven (7). Directors need not be stockholders. Each of the directors shall hold office until his successor shall have been duly elected and shall qualify or until he shall resign or shall have been removed in the manner hereinafter provided.

2. Except as amended by this Amendment No, 1, all other terms contained in the Bylaws shall continue in full force and effect.